Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

THIS SEPARATION AGREEMENT AND GENERAL RELEASE (hereinafter “AGREEMENT”) is made and entered into by and between David L. Morash (hereinafter “MORASH”) and Axesstel, Inc. (hereinafter “EMPLOYER”), and inures to the benefit of each of EMPLOYER’s current, former and future parents, subsidiaries, related entities, employee benefit plans and their fiduciaries, predecessors, successors, officers, directors, shareholders, agents, employees and assigns.

RECITALS

A. MORASH was for a period of time an employee of EMPLOYER;

B. MORASH had an Executive Employment Agreement with EMPLOYER, effective January 5, 2004 (“Employment Agreement);

C. On December 5, 2005, MORASH resigned from his position as an officer, director and employee of EMPLOYER;

D. MORASH has been given the choice of accepting certain separation compensation, described below, in exchange for his execution of this Agreement within the time period set forth herein;

E. MORASH has agreed to accept the benefits to be provided to him under this Agreement.

NOW, THEREFORE, for and in consideration of the execution of this AGREEMENT within the time frame provided for herein, and the mutual covenants contained in the following paragraphs, EMPLOYER and MORASH agree as follows:

1. No Admission of Liability. The parties agree that this AGREEMENT, and performance of the acts required by it, does not constitute an admission of liability, culpability, negligence or wrongdoing on the part of anyone, and will not be construed for any purpose as an admission of liability, culpability, negligence or wrongdoing by any party and/or by any party’s current, former or future parents, subsidiaries, related entities, predecessors, successors, officers, directors, shareholders, agents, employees and assigns. The parties specifically acknowledge and agree that this AGREEMENT is a compromise of disputed claims, that EMPLOYER denies any liability for any matter released herein.

2. Severance. EMPLOYER agrees that (i) on January 2, 2006 it will pay to MORASH the lump sum payment of 18 month’s base salary (which MORASH and EMPLOYER agree is $390,000), less applicable withholding taxes; (ii) on the effectiveness of this AGREEMENT all of MORASH’s outstanding stock options and other equity awards shall immediately vest in full and become immediately exercisable, all restrictions or rights of repurchase relating to such stock options and other equity awards will be waived, and such stock options and other equity awards will remain outstanding and exercisable for the remainder of the respective term of each award; (iii) EMPLOYER will pay monthly the COBRA payment to maintain MORASH’s health insurance benefits for the lesser of the period of time until

MORASH has the right to obtain health insurance through new employment or 18 months from the effective date of this Agreement; and (iv) EMPLOYER will pay the next annual premium to maintain the effectiveness of MORASH’s current life insurance benefits. Under the Employment Agreement, MORASH is required to execute this release agreement in order to receive severance benefits.

3. Wages and Vacation Time Paid. MORASH acknowledges that he has been paid for all of his wages and his accrued and unused vacation time through his last day of work.

4. General Release. MORASH for himself, his heirs, executors, administrators, assigns and successors, fully and forever releases and discharges EMPLOYER and each of its current, former and future parents, subsidiaries, related entities, employee benefit plans and their fiduciaries, predecessors, successors, officers, directors, shareholders, agents, employees and assigns (collectively, “Releasees”), with respect to any and all claims, liabilities and causes of action, of every nature, kind and description, in law, equity or otherwise, which have arisen, occurred or existed at any time prior to the signing of this AGREEMENT, including, without limitation, any and all claims, liabilities and causes of action arising out of or relating to MORASH’s employment with EMPLOYER or the cessation of that employment. Notwithstanding the foregoing, nothing in this agreement shall be deemed to constitute a waiver or release of MORASH’s claims for indemnification pursuant to the terms of the Indemnification Agreement between EMPLOYER and MORASH dated as of January 5, 2004.

5. Knowing Waiver of Employment-Related Claims. MORASH understands and agrees that, with the exception of potential employment-related claims identified below, he is waiving any and all rights he may have had, now has, or in the future may have, to pursue against any of the Releasees any and all remedies available to him under any employment-related causes of action, including without limitation, claims of wrongful discharge, breach of contract, breach of the covenant of good faith and fair dealing, fraud, violation of public policy, defamation, discrimination, personal injury, physical injury, emotional distress, claims under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, the Americans With Disabilities Act, the Federal Rehabilitation Act, the Family and Medical Leave Act, the California Fair Employment and Housing Act, the California Family Rights Act, the Equal Pay Act of 1963, the provisions of the California Labor Code and any other federal, state or local laws and regulations relating to employment, conditions of employment (including wage and hour laws), perquisites of employment (including but not limited to claims relating to stock and/or stock options) and/or employment discrimination. Claims not covered by the release provisions of this AGREEMENT are (i) claims for unemployment insurance benefits, (ii) claims under the California Workers’ Compensation Act, and (iii) claims arising from EMPLOYER’s nonperformance under this AGREEMENT. The release provisions of this AGREEMENT do not apply to claims which may arise after the date of execution.

6. Knowing Waiver of ADEA Claims. MORASH acknowledges that he is knowingly and voluntarily waiving and releasing any rights he may have under the federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”). He also acknowledges that the consideration given for this waiver and release is in addition to anything of value to which he was already was entitled. MORASH further acknowledges that he has been advised by this writing, as required by law, that: (a) his waiver and release specified in this paragraph do not apply to any rights or claims that may arise after the date he signs this Agreement; (b) he has been advised hereby that he has the right to consult with an attorney prior to executing this Agreement; (c) he has twenty one (21) days to consider this Agreement (although he may choose to voluntarily execute this Agreement earlier); (d) he has seven (7) days following his execution of this Agreement to revoke the Agreement (in writing); and (e) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth (8th) day after this Agreement is executed by MORASH, provided that EMPLOYER has also executed this Agreement by that date (“Effective Date”).

7. Waiver of Civil Code § 1542. MORASH expressly waives any and all rights and benefits conferred upon him by Section 1542 of the Civil Code of the State of California, which states as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

MORASH expressly agrees and understands that the Release given by him pursuant to this AGREEMENT applies to all unknown, unsuspected and unanticipated claims, liabilities and causes of action which he may have against EMPLOYER or any of the other Releasees.

8. Severability of Release Provisions. MORASH agrees that if any provision of the release given by him under this AGREEMENT is found to be unenforceable, it will not affect the enforceability of the remaining provisions and the courts may enforce all remaining provisions to the extent permitted by law.

9. Promise to Refrain from Suit or Administrative Action. MORASH promises and agrees that he will never sue EMPLOYER or any of the other Releasees, or otherwise institute or participate in any legal or administrative proceedings against EMPLOYER or any of the other Releasees, with respect to any claim covered by the release provisions of this AGREEMENT, including but not limited to claims arising out of MORASH’s employment with EMPLOYER or the termination of that employment, unless he is compelled by legal process to do so. MORASH promises and agrees that he shall not advocate or incite the institution of, or assist or participate in, any suit, complaint, charge or administrative proceeding by any other person against EMPLOYER or any of the other Releasees, unless compelled by legal process to do so.

10. Confidentiality of Settlement. MORASH promises and agrees that, unless compelled by legal process, he will not disclose to others and will keep confidential both the fact of and the terms of this settlement, including the amounts referred to in this AGREEMENT, except that he may disclose this information to his spouse and to his attorneys, accountants and other professional advisors to whom the disclosure is necessary to accomplish the purposes for which MORASH has consulted such professional advisors. MORASH expressly promises and agrees that, unless compelled by legal process, he will not disclose to any present or former employees of EMPLOYER the fact or the terms of this settlement.

11. Public Announcements. MORASH agrees that EMPLOYER will be required to issue a press release and filing on Form 8-K with the United States Securities and Exchange Commission in connection with the resignation. MORASH agrees that EMPLOYER may state that MORASH has “elected to resign personal reasons.” MORASH will not make any contradictory statement and will refrain from making any statements that are defamatory, derogatory or detrimental with respect to EMPLOYER.

12. Promise to Maintain Confidentiality of EMPLOYER’s Confidential Information. MORASH acknowledges that due to the position he has occupied and the responsibilities he has had at EMPLOYER, he has received confidential information concerning EMPLOYER’s products, procedures, customers, sales, prices, contracts, and the like. MORASH hereby promises and agrees that, unless compelled by legal process, he will not disclose to others and will keep confidential all information he has received while employed by EMPLOYER concerning EMPLOYER’s products and procedures, the identities of EMPLOYER’s customers, EMPLOYER’s sales, EMPLOYER’s prices, the terms of any of EMPLOYER’s contracts with third parties, and the like. MORASH agrees that a violation by him of the foregoing obligation to maintain the confidentiality of EMPLOYER’s confidential information will constitute a material breach of this AGREEMENT. MORASH specifically confirms that he will continue to comply with the terms of the Employee Innovations and Proprietary Rights Assignment Agreement dated as of January 9, 2004 and executed by MORASH and EMPLOYER.

13. Integrated Agreement. The parties acknowledge and agree that no promises or representations were made to them which do not appear written herein and that this AGREEMENT contains the entire agreement of the parties on the subject matter thereof. The parties further acknowledge and agree that parol evidence shall not be required to interpret the intent of the parties.

14. Voluntary Execution. The parties hereby acknowledge that they have read and understand this AGREEMENT and that they sign this AGREEMENT voluntarily and without coercion.

15. Waiver, Amendment and Modification of AGREEMENT. The parties agree that no waiver, amendment or modification of any of the terms of this AGREEMENT shall be effective unless in writing and signed by all parties affected by the waiver, amendment or modification. No waiver of any term, condition or default of any term of this AGREEMENT shall be construed as a waiver of any other term, condition or default.

16. Representation by Counsel. The parties acknowledge that they have had the opportunity to be represented in negotiations for the preparation of this AGREEMENT by counsel of their own choosing, and that they have entered into this AGREEMENT voluntarily, without coercion, and based upon their own judgment and not in reliance upon any representations or promises made by the other party or parties or any attorneys, other than those contained within this AGREEMENT. The parties further agree that if any of the facts or matters upon which they now rely in making this AGREEMENT hereafter prove to be otherwise, this AGREEMENT will nonetheless remain in full force and effect.

17. California Law. The parties agree that this AGREEMENT and its terms shall be construed under California law, without regard to any choice of law provisions.

18. Agreement to Arbitrate Claims Arising from AGREEMENT. The parties agree that with the exception of disputes and claims identified below, if any dispute arises concerning interpretation and/or enforcement of the terms of this AGREEMENT, said dispute shall be resolved by binding arbitration before a single arbitrator conducted in San Diego, California in accordance with the Judicial Arbitration and Mediation Services entity (“JAMS”). The rules of JAMS then in effect shall govern. In the event that such a dispute arises, counsel for both parties will attempt to jointly select an arbitrator. If unable to do so, the procedures outlined in the JAMS rules shall govern.

Exceptions: If EMPLOYER claims that MORASH has violated the confidentiality provisions of this AGREEMENT and/or the confidentiality provisions of any other agreement referenced herein, EMPLOYER may, but is not required to, arbitrate said dispute. Furthermore, neither party to this AGREEMENT shall be prohibited from seeking injunctive relief in a judicial proceeding.

19. Drafting. The parties agree that this AGREEMENT shall be construed without regard to the drafter of the same and shall be construed as though each party to this AGREEMENT participated equally in the preparation and drafting of this AGREEMENT.

20. Counterparts. This AGREEMENT may be signed in counterparts and said counterparts shall be treated as though signed as one document.

21. Period to Consider Terms of AGREEMENT. MORASH acknowledges that this AGREEMENT was presented to him on December 4, 2005 and that he is entitled to have up to twenty-one (21) days’ time in which to consider the terms of this AGREEMENT. MORASH acknowledges that he has obtained the advice and counsel from the legal representative of his choice and executes this AGREEMENT having had sufficient time within which to consider its terms. MORASH represents that if he executes this AGREEMENT before 21 days have elapsed, he does so voluntarily, upon the advice and with the approval of his legal counsel, and that he voluntarily waives any remaining consideration period. MORASH understand that if not executed on or before December 25, 2005, this AGREEMENT shall expire and may not be executed thereafter.

22. Revocation of AGREEMENT. MORASH understands that after executing this AGREEMENT, he has the right to revoke it within seven (7) days after his execution of it. MORASH understands that this AGREEMENT will not become effective and enforceable unless the seven day revocation period passes and MORASH does not revoke the AGREEMENT in writing. MORASH understands that this AGREEMENT may not be revoked after the seven day revocation period has passed. MORASH understands that any revocation of this AGREEMENT must be made in writing and delivered to EMPLOYER’s General Counsel within the seven day period.

23. Effective Date. This AGREEMENT shall become effective and binding upon the parties eight (8) days after MORASH’s execution thereof, so long as he has not revoked it within the time period and in the manner specified in paragraph 22, above.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth below.

Dated: 12/13/05	/s/ David L. Morash
David L. Morash

Axesstel, Inc.

Dated: 12/13/05	By:	/s/ Clark Hickock
Clark Hickock
Chief Operating Officer